Exhibit 10.2
CONSULTING AGREEMENT
          This CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 31 day of December, 2008, by and between GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time the “Bankruptcy Code”) (the “Company”), and THE FINE POINT GROUP (the “Consultant”).
W I T N E S S E T H:
          WHEREAS, the Company desires to engage the Consultant to perform certain consulting services for the Company; and
          WHEREAS, the Consultant desires to perform such services for the Company, subject to the terms and provisions contained herein;
          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:
1.	Term and Termination. The term of this Agreement (the “Term”) shall commence on the date (the “Effective Date”) that the Consultant receives (a) all necessary approvals from the Michigan Gaming Control Board and its designees (collectively, the “Board”) to provide the Services (defined below) and (b) the approval of the Consultant’s retention by an order of the Bankruptcy Court, and shall expire upon the earlier of (x) a sale of substantially all of the assets of the Company pursuant to Section 363 of the Bankruptcy Code, (y) the effective date of a plan of reorganization or liquidation, or (z) December 31, 2009, provided, however, that subject to Section 22, the Term may be terminated earlier (i) by the Company upon 15 days’ prior written notice to the Consultant if Greektown Holdings, L.L.C. and its subsidiaries’ Consolidated EBITDAR falls below the thresholds set forth on Appendix A, (ii) by the Company upon 15 days’ prior written notice to the Consultant if the Consultant materially breaches this Agreement or (iii) pursuant to Section 11. In the event that this Agreement is terminated pursuant to subsection (i) or (ii) of the preceding sentence, the Consultant shall only be entitled to the payment by the Company’s bankruptcy estate of the fees that have been earned in accordance with the terms of this Agreement but unpaid as of the date of such termination and expenses to be reimbursed hereunder and incurred by the Consultant as a result of the Services provided prior to the date of such termination. Upon the expiration or sooner termination of this Agreement, the Consultant shall transfer, assign and make available to the Company or the Company’s representative all property and materials in the Consultant’s possession or control belonging to the Company.

2.	Services. During the Term, the Consultant shall provide comprehensive marketing and operations consulting services for the Company including but not limited to the services set forth on Appendix B and such other services as the Parties may mutually agree in writing from time to time (the “Services”). The Consultant agrees that upon obtaining (a) all necessary approvals from the Board to provide the Services, (b) the approval of the Bankruptcy Court, and (c) the consent of the Stipulating Parties, each of Randy Fine, Amanda Totaro and Michael Catalano will be employed by the Company under employment agreements satisfactory to the Stipulating Parties, as its Chief Executive Officer, Vice President of Marketing, and General Manager, respectively. During the Term, the Services shall be provided by Randy Fine, Amanda Totaro and Michael Catalano and such other persons approved by the Company; provided, however, that if for any reason whatsoever, Randy Fine, Amanda Totaro and Michael Catalano are unable or unwilling to provide the Services in accordance with Appendix B, then the Services to be provided by such person shall be provided by such person’s replacement who shall be satisfactory to the Stipulating Parties in all respects.
3.	Reporting Structure. The Consultant shall report directly to the management board of the Company. In addition, the Consultant shall (a) hold weekly calls to report to the Stipulating Parties (as defined in the Order Approving Stipulation Resolving Debtors’ Second Motion for an Order Under Bankruptcy Code Section 1121(d) Extending Exclusive Periods During Which Debtors May File and Solicit Acceptances of a Plan of Reorganization entered December 4, 2008) the status of the performance of the Services and the Company’s operations, (b) respond promptly and in good faith to all reasonable requests of any of the Stipulating Parties, and (c) upon at least 2 days prior written request of any of the Stipulating Parties, use its reasonable efforts to make its employees available at the Company’s offices to meet in-person with such Stipulating Party.

4.	Payment. As consideration for the Services provided hereunder, the Company shall pay the Consultant the fixed fee of One Hundred and Fifty Thousand Dollars ($150,000) per month (the “Fee”), to be paid monthly in advance during the Term; provided, however, that (a) the Fee shall be pro-rated for any partial months, (b) if any employee of the Consultant is employed by the Company during the Term (any such employee, a “Consultant Employee”), the Fee shall be reduced each month by an amount equal to the gross monthly salary of each such employee and (c) the aggregate amount of the gross monthly salaries of all Consultant Employees shall not exceed the Fee.

5.	Success Fee. The Consultant shall receive an additional “success fee” in accordance with the terms set forth on Appendix C.

6.	Reimbursement of Expenses. The Company shall reimburse the Consultant for those reasonable and necessary expenses incurred by the Consultant in connection with its performance of the Services, Consultant shall submit to the Company a monthly invoice which will include a list of any expenses for which payment is requested (together with appropriate evidence or receipts therefore), which list shall include: (a) the amount of each expense and enough specificity to determine the nature of each expense; and, (b) the total amount of out-of-pocket expenses being requested in the invoice. The Company agrees to pay such invoice within thirty (30) days of receipt. The Consultant and its employees shall (i) for overnight stays in Detroit, stay onsite at the Company’s facility once such facility is substantially completed, (ii) travel coach class (when available) and (iii) eat at the Company’s facilities, when possible.
7.	Independent Contractor. The Consultant acknowledges that it (and its employees, agents and representatives) shall be deemed to be, and shall be, an independent contractor (which for clarification purposes shall not include those Services of Consultant Employees while employed by the Company), and shall not be entitled to any benefits applicable to the Company’s employees.

8.	Consultant’s Taxes. All amounts paid to the Consultant hereunder shall be reported to the Internal Revenue Service on a Form 1099, and the Consultant shall be obligated to pay any and all federal, state, local or other income taxes and all employment and other taxes due thereon.

9.	No Authority to Bind Company. All Services provided by the Consultant shall be performed by the Consultant (which for clarification purposes shall not include those Services of Consultant Employees while employed by the Company) directly and independently and not as an agent, employee or representative of the Company. This Agreement is not intended to and does not constitute, create or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between the Company and the Consultant. Specifically, and without limitation, the Consultant has no power or authority to contract for, or bind, the Company in any manner.

10.	Exclusivity. During the Term and for twelve (12) months thereafter (the “Exclusivity Period”), Consultant shall not, directly or indirectly, accept any position or affiliation with, or render any services on behalf of, any casino located in the Detroit Metropolitan Market (as defined below) not owned or operated by the Company; provided, however, that the Consultant shall be permitted to provide services to the corporate entities of any competitor so long as that work does not incorporate matters specific to Company or the Detroit Metropolitan Market. For purposes of this Agreement, “Detroit Metropolitan Market” shall mean the City of Detroit, Michigan, and the area within a fifty (50) mile radius from Company’s facility. The Consultant agrees that the conditions set forth herein are reasonable and necessary to preserve and protect the legitimate business interests of the Company, do not impose an undue hardship on the Consultant, are not injurious to the public, and shall be binding for the time period specified. In the event the Consultant breaches any term or provision of this Section 10, then the Exclusivity Period shall be extended to compensate the Company for the time period the Consultant was in violation of such provision. If a court of competent jurisdiction declares that any term or provision of this Section 10 is invalid or unenforceable, the Company and the Consultant agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
11.	Regulatory Considerations. Consultant acknowledges that, as a consequence of entering into this Agreement with the Company, Consultant is subject to the jurisdiction of the Board and must comply with the Michigan Gaming Control and Revenue Act, MCL 432.201, et. seq., as amended, supplemented, or construed (the “Act”), and the rules (the “Rules”), regulations, resolutions, and orders promulgated pursuant thereto, plus such other requirements, if any, as are imposed by the Board from time to time (all of the foregoing, collectively, the “MGCB Requirements”) and Consultant knows of no reason why it or Randy Fine, Amanda Totaro and Michael Catalano will not be able to satisfy the MGCB Requirements during the Term of this Agreement and any employment agreement entered into by Randy Fine, Amanda Totaro and Michael Catalano pursuant hereto. Accordingly, Consultant agrees as follows:
a.	Beginning immediately upon the execution of this Agreement, Consultant shall promptly comply with the MGCB Requirements and shall cause such compliance by its key persons and others retained by Consultant in connection with its obligations under this Agreement. Consultant shall cooperate with and promptly provide information and assistance to the Board and the Company regarding this Agreement and its implementation, including without limitation, preparing and supplying requested disclosure and registration materials and reports to the Company and the Board. The Consultant shall also allow the Board to inspect the books and records of Consultant that pertain directly or indirectly to this Agreement.

b.	If the Board disapproves of or orders termination of this Agreement, for any reason, including, without limitation, a finding that this Agreement does not comply with the MGCB Requirements or that Consultant or any person associated with Consultant, or any of their respective affiliated companies, is/are unsuitable or is/are otherwise prohibited from doing business with the Company, the Company shall be entitled to terminate this Agreement immediately and without further obligation. Neither the Company nor any of its members (direct or indirect) or employees shall have any liability to Consultant or anyone else for any consequences, losses or damages of any nature suffered or incurred by reason of such disapproval or termination.

c.	The Company’s liability under this Agreement in the event of its default hereunder shall be limited to the amount it is obligated under this Agreement to pay for Consultant’s Services.

d.	Consultant acknowledges that the Company operates under privilege licenses in a highly regulated industry and maintains a compliance program to protect and preserve its name, reputation, integrity, and good will through a thorough review and determination of the integrity and fitness, both initially and thereafter, of persons or companies with which it associates or contracts. This Agreement and the association of the parties are contingent on the continued approval under the compliance program of the Company. Consultant shall cooperate with the Company as reasonably requested and provide such information as it may reasonably request on appropriate notice. The Company may terminate this Agreement in the event that it or its compliance committee discovers facts with respect to Consultant that would, in the opinion of the Company, jeopardize the gaming licenses, permits, or status of the Company, with any gaming commission, board, or similar regulatory or law enforcement authority. In addition, if the Board withdraws its approval of this Agreement pursuant to this Section 11, then the Company may terminate this Agreement immediately, and thereafter neither party shall have any additional rights or obligations hereunder except for those that expressly survive the expiration or earlier termination hereof. Performance of this Agreement is contingent upon obtaining any and all necessary initial and continuing approval required by any regulatory agency with jurisdiction over the subject matter of this Agreement. In addition, the Company and Consultant each hereby acknowledges that it is illegal for a denied license applicant or a revoked licensee (pursuant to the laws, rules and regulations of the State of Michigan and other gaming authorities), or a business organization under the control of a denied license applicant or a revoked licensee, to enter into, or attempt to enter into, a contract with the other party without the prior approval of the appropriate gaming authorities. The Company and the Consultant each hereby affirms, represents and warrants to the other party that it is not a denied license applicant, a revoked licensee, or a business organization under the control of a denied license applicant or a revoked licensee, and the Company and Consultant each hereby agree that this Agreement is subject to immediate termination by the other party (without any liability to either party) if it should become a denied license applicant, a revoked licensee or a business organization under the control of a denied license applicant or a revoked licensee.
12.	Compliance with Laws; Cooperation. The Consultant shall fully comply with all applicable federal, state and local laws, rules and regulations in performing the Services. Consultant shall (a) fully cooperate with the Company in any investigation(s) it may conduct concerning the Company’s account with the Consultant (i.e., interviews and audits) and (b) allow the Company full access to Consultant’s accounting records relating to the Company.
13.	Non-Solicitation. Subject to the Company’s right to employ the Consultant Employees pursuant to Section 2 of this Agreement, during the Term hereof and for a twelve (12) month period thereafter, neither party shall solicit, employ, or attempt to employ, directly or indirectly (whether as employee, consultant or otherwise) any employee of the other party (or any former employee whose employment terminated within the previous six months) without the other party’s prior written consent; provided, however, that the foregoing will not be deemed to prohibit general advertisements or solicitations that are not directed to employees of the other party or its subsidiaries or affiliates.
14.	Remedies Upon Breach of Section 10 and 13. Each party acknowledges that its obligations pursuant to Section 10 and 13 of this Agreement will survive the termination of this Agreement. In addition to, and not in limitation of, the provisions of Sections 10 and 13 of this Agreement, each party agrees that any breach of this Agreement by the other party will cause irreparable damage to the non-breaching party. In the event of such breach, such non-breaching party shall have, in addition to any and all other legal remedies, the right to a temporary restraining order, an injunction, specific performance or other equitable relief to prevent the violation of any obligations under this Agreement, without the necessity of proving irreparable harm or posting a bond. In the event the non-breaching party takes action to enforce the post-consulting obligations set forth in Sections 10 and 13 of this Agreement, the breaching party agrees to reimburse the non-breaching party for any fees and expenses (including reasonable attorney’s fees) incurred in connection with such action.
15.	Licensing. Consultant will obtain whatever licenses are required by Company in a timely manner; however, any expenses associated with such licenses, including, but not limited to application fees and investigation fees will be reimbursed, at-cost, by Company.
16.	Notices. All notices or communications hereunder shall be in writing and sent to the following addresses or at such other addresses as the parties may designate from time to time:

If to Company:	TBD

If to the Consultant:	The Fine Point Group
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Attention: Randall A. Fine
17.	No Assignment or Delegation. Neither this Agreement nor any duties or obligations provided for in this Agreement shall be assigned or delegated by the Consultant without the prior written consent of the Company.
18.	Governing Law. Except for matters governed by the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to the principles of conflict of laws thereof.
19.	Waiver of Jury Trial. The Company and the Consultant each hereby knowingly, voluntarily and intentionally waives to the fullest extent permitted by law any rights that they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of either or both of the parties hereto. The

Company and the Consultant each agrees that it has received sufficient consideration for this provision and that this provision is a material inducement for each of them entering into this Agreement.
20.	Submission to Jurisdiction; Venue. Each party hereto hereby consents and agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims and disputes between the Company and the Consultant pertaining to this Agreement or to any matter arising out of or relating to this Agreement, and by the execution and delivery of this Agreement by the Consultant, it hereby unconditionally accepts for itself the jurisdiction of the Bankruptcy Court. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that either of them may now or hereafter have to the bringing of any such action or proceeding in the Bankruptcy Court.
21.	Work Made For Hire. Consultant agrees that as between the Consultant and the Company, all work product and materials created or produced by Consultant pursuant to the terms of this Agreement shall be considered to be made on a “work made for hire” basis and shall therefore be the sole property of the Company (“Work Product”). If for any reason the Work Product is not considered a work made for hire under the copyright laws of the United States, then Consultant hereby grants and assigns to Company all of its rights, title and interest in and to the Work Product, including, but not limited to, the copyrights therein throughout the world (and any renewal, extension, or reversion copyright now or hereafter provided). Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect ownership and such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned or acknowledged. Consultant waives any and all claims it may now or later have in any jurisdiction to so-called “moral rights” or droit moral with respect to the Work Product and any other rights granted to Company under this Agreement or any other agreement between the Parties. Notwithstanding the foregoing, Consultant has created, acquired or otherwise has rights in, various concepts, ideas, methods, methodologies, procedures, processes, techniques (including, without limitation, function, process, system and data models), and know-how used by Consultant in providing Services relating to Consultant’s business (including all copies, enhancements, modifications, revisions, and derivative works of any of the foregoing) (collectively, the “Consultant Properties”). Consultant owns all right, title, and interest in the Consultant Properties, including, without limitation, all rights under all copyright, patent and other intellectual property laws. To the extent that Consultant utilizes or improves the Consultant Properties in connection with the performance of the Services or incorporates the Consultant Properties into the Work Product, (i) such property shall remain the property of Consultant, and (ii) subject to Consultant’s receipt of payment for the relevant Services, Consultant grants to Company a non-exclusive, perpetual and royalty-free license to use the Consultant Properties incorporated into Work Product. Except as stated herein, Company shall acquire no right or interest in such property or the Consultant Properties. For any maintenance, technical support or updates to Consultants Properties contained in the

Work Product, Company will contract directly with Consultant. Consultant may employ, modify, disclose, and otherwise exploit the Consultant Properties for other clients.
22.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto; provided, however, that the Company acknowledges and confirms that nothing in this Agreement shall be deemed to amend, alter or modify the Order Approving Stipulation Resolving Debtors’ Second Motion for an Order Under Bankruptcy Code Section 1121(d) Extending Exclusive Periods During Which Debtors May File and Solicit Acceptances of a Plan of Reorganization entered December 4, 2008 as amended or modified (the “Order”) including, without limiting the generality of the foregoing, the necessity of the Bankruptcy Court order to discharge, terminate or materially modify the duties and responsibilities of the Consultant and Consultant Employees.
23.	Amendments and Modifications. No modifications or alterations of this Agreement shall be effective unless made in writing and signed by both parties.
24.	Severability. In the event any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain unaffected.
25.	Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument. Facsimile copies hereof and facsimile signatures hereon shall have the same force and effect as originals.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“COMPANY”		“CONSULTANT”

Greektown Casino Group The Fine Point

By:	/s/ Clifford J. Vallier	By:	/s/ Randall A. Fine
	Name: Clifford J. Vallier		Name: Randall A. Fine
	Title: CFO / Assistant GM		Title: Managing Director

APPENDIX A
Greektown Holdings’ and its subsidiaries’ Consolidated EBITDAR shall not (a) be less than the amount set forth below in the second column opposite such month and (b) on a cumulative basis commencing February 1, 2009 (with the first measurement date being April 30, 2009), be less than the amount set forth below in the third column opposite the last month in such period.

Month Ending	Monthly EBITDAR	Cumulative EBITDAR
2/28/2009	2,041	—
3/31/2009	2,873	—
4/30/2009	2,822	8,220
5/31/2009	3,296	11,722
6/30/2009	2,382	14,253
7/31/2009	2,521	16,931
8/31/2009	2,896	20,008
9/30/2009	2,799	22,983
10/31/2009	3,819	27,040
11/30/2009	3,309	30,556
12/31/2009	3,494	34,268
APPENDIX B
Services
Randy Fine shall devote at least 15 hours per week to providing the Services including being physically present at the Company’s facility at least 8 days each month through the end of March, 2009, and on an as needed basis thereafter.
Amanda Totaro shall devote at least 40 hours per week to providing the Services including being physically present at the Company’s facility at least 5 days each week, reasonable vacation, sick days and holidays excepted.
Michael Catalano shall devote at least 40 hours per week to providing the Services including being physically present at the Company’s facility at least 5 days each week, reasonable vacation, sick days and holidays excepted.

APPENDIX C
Success Fee
For any calendar quarter during 2009, the Success Fee shall equal: i) 10% of the amount by which actual quarterly EBITDAR (as defined in the Company’s DIP Credit Agreement subject to the clarification referenced below) exceeds the amount referenced in column A for the corresponding quarter; plus ii) 30% of the amount by which actual quarterly EBITDAR exceeds the amount referenced in column B for the corresponding quarter.

Quarter Ended	A	B
3/31/2009	9,436,000	11,534,000
6/30/2009	11,058,000	13,515,000
9/30/2009	10,688,000	13,063,000
12/31/2009	13,818,000	16,888,000

	$45,000,000	$55,000,000
The Success Fee is payable quarterly within 3 business days of the date on which quarterly or annual (for the calendar quarter ending December 31, 2009) audited financial statements become available. For purposes of calculating the Success Fee, actual EBITDAR for the relevant quarter shall be adjusted downward for the incremental benefit resulting from any reduction in the marginal gaming tax rate(s) (including the 5% gaming tax reduction that is expected to be realized due to the completion of the hotel) relative to the applicable marginal rate(s) as of the date hereof. For avoidance of doubt, actual EBITDAR shall include as an expense: i) the Fees earned by and owing to the Consultant during such calendar quarter; and ii) all out-of-pocket expenses reimbursed to the Consultant by the Committee. To the extent the Agreement is terminated on a date that is not the last date of a calendar quarter, the Success Fee shall be calculated by pro rating the EBITDAR amounts in columns A and B above for the applicable quarter based on: i) the number of days during such calendar quarter the Consultant was employed by the Company; divided ii) by the actual number of days which make up the relevant calendar quarter.